Exhibit 3.1

FINAL VERSION

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COMMSCOPE, INC.

FIRST: The name of the Corporation is CommScope, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 which is located in New Castle County. The name of the Corporation’s registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The aggregate number of all classes of shares which the Corporation shall have the authority to issue is one thousand (1,000) shares of common stock, par value of $0.01 per share (the “Common Stock”).

FIFTH: The rights, preferences, privileges and restrictions granted or imposed upon the Common Stock are as follows:

1. Dividends. The holders of the Common Stock shall be entitled to the payment of dividends when and as declared by the board of directors of the Corporation (the “Board”) out of funds legally available therefore and to receive other distributions from the Corporation, including distributions of contributed capital, when and as declared by the Board. Any dividends declared by the Board to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

2. Liquidation, Dissolution or Winding Up. Subject to the rights of any holders of any class of preferred stock which may from time-to-time come into existence and which are then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

3. Voting. Each holder of Common Stock shall have full voting rights and powers equal to the voting rights and powers of each other holder of Common Stock and shall be entitled to one (1) vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, on all matters put to a vote of the stockholders of the Corporation.

SIXTH: In furtherance and not in limitation of the power conferred by statute, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation subject to any limitations contained therein.

SEVENTH: To the fullest extent permitted under the law of the State of Delaware, including the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for any breach of fiduciary duty as a director. No amendment to or repeal of this Article

Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. In the event that the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be so eliminated or limited to the fullest extent permitted by the DGCL as so amended without further action by either the Board of Directors or the stockholders of the Corporation.

EIGHTH: Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this certificate of incorporation, in the manner now or hereafter prescribed by the DGCL. All rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that such person (the “Indemnitee”) is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as such a director or officer, shall be indemnified and held harmless by the Corporation to the full extent permitted by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability, losses and claims (including attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts to be paid in settlement) actually incurred or suffered by such Indemnitee in connection with such Proceeding.

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